EXHIBIT 10.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
    THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of July 1, 2024 (the “Effective Date”) by and between Eugene A. Hall (the “Executive”) and Gartner, Inc., a Delaware corporation (the “Company”).
    WHEREAS, the Company and the Executive are parties to that certain Second Amended and Restated Employment Agreement, entered into effective as of February 14, 2019, and amended as of April 29, 2021, pursuant to which the Executive serves as Chief Executive Officer of the Company (the “Employment Agreement”; any capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Employment Agreement);
    WHEREAS, Section 14(d) of the Employment Agreement provides that the parties thereto may amend the Employment Agreement via a written agreement that is signed by the Executive and an authorized officer of the Company, other than the Executive; and
    WHEREAS, the Company and the Executive now desire to amend the Employment Agreement to provide for a five-year extension of the Employment Term.
    NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Amendment. Section 3 of the Employment Agreement is hereby amended by replacing “December 31, 2026” with “December 31, 2031” and “January 1, 2027” with “January 1, 2032”.
2.Miscellaneous.
(a)Arbitration; Governing Law. Any dispute or controversy arising under or in connection with this Amendment will be settled exclusively by arbitration in New York, New York, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. No party will be entitled to seek or be awarded punitive damages. All attorneys’ fees and costs will be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court will determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party. This Amendment will be construed in accordance with and governed by the laws of the State of New York as they apply to contracts entered into and wholly to be performed within such State by residents thereof.
(b)Severability. The invalidity or unenforceability of any provision or provisions of this Amendment will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(c)Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(d)References to Employment Agreement. All references in any document or agreement to the Employment Agreement shall refer to the Employment Agreement, as amended hereby.
(e)Supersession. To the extent, if any, that a provision of this Amendment conflicts with or differs from any provision of the Employment Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.
(f)Full Force and Effect. Except as otherwise specifically amended by this Amendment, the Employment Agreement shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date first written above.
    GARTNER, INC.

    By:    /s/James C. Smith
    Name:    James C. Smith
    Title:    Chairman of the Board of Directors

    EXECUTIVE
    /s/Eugene A. Hall
    Eugene A. Hall

[Signature Page to Second Amendment]